SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)    August 25, 2000
                                              ----------------------------------


                        Vitesse Semiconductor Corporation
--------------------------------------------------------------------------------
               (Exact name of Registrant as Specified in Charter)


             Delaware                     0-19654              77-0138960
--------------------------------    ------------------  ------------------------
   (State or Other Jurisdiction      (Commission File         (IRS Employer
        of Incorporation)                 Number)           Identification No.)


741 CALLE PLANO, CAMARILLO, CAIFORNIA                              93012
-----------------------------------------                   --------------------
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code      (805) 388-3700
                                                   -----------------------------

Item 5.  Other Events.

         The registrant is filing this Current Report for the purpose of providing supplemental financial information previously included in the registrant's Annual Report on Form 10-K for th year ended September 30, 1999 to give retroactive effect to the registrant's merger with SiTera Incorporated on May 31, 2000, which was accounted for as a pooling of interests.

                        Five-year Selected Financial Data

                                                      Years Ended September 30,
                                             1999        1998        1997        1996       1995
------------------------------------------------------------------------------------------------
                             (in thousands except per share amounts)
Operating Results
  Revenues                              $  281,669   $ 181,169   $ 109,335   $ 66,046   $42,882
  Income from operations                    79,454      46,992      25,349     13,112     2,788
  Net income                                61,151      48,634      29,689     12,230     1,507
  Net income per share - basic                0.37        0.32        0.21       0.12      0.02
  Net income per share - diluted              0.34        0.29        0.19       0.10      0.01


Balance Sheet
  Cash and short-term investments          200,186     176,773     160,988     53,035     6,315
  Working capital                          295,463     233,773     181,172     70,606    17,889
  Total assets                             543,069     391,908     300,737    101,071    42,111
  Long-term debt, less current portion       1,636         701       1,091      1,166     5,518
  Total shareholders' equity               502,381     361,646     269,740     88,053    25,000


                       Quarterly Results and Stock Market Data (unaudited)

                                           First      Second       Third        Fourth    Total
                                           Quarter    Quarter      Quarter     Quarter     Year
-------------------------------------------------------------------------------------------------
                     (in thousands except stock price and per share amounts)

Fiscal Year 1999
      Revenues                            $ 60,708  $  66,997  $  73,277   $  80,687  $  281,669
      Net income                            13,153     13,592     15,035      19,371      61,151
      Net income per share - diluted (A)      0.08       0.08       0.08        0.11        0.34
      Common stock price range (B):
        High                                 24.47      26.20      33.78       48.38       48.38
        Low                                   9.03      21.81      21.19       28.81        9.03

Fiscal Year 1998
      Revenues                            $ 36,632  $  43,360  $  46,587   $  54,590   $ 181,169
      Net income                            10,478     13,329     10,752      14,075      48,634
      Net income per share - diluted (A)      0.06       0.08       0.06        0.08        0.29
      Common stock price range (B):
        High                                 13.03      12.72      15.44       18.16       18.16
        Low                                   8.22       9.30      11.56       11.69        8.22


Fiscal Year 1997
      Revenues                            $ 22,066  $  25,717  $  29,591   $  31,961   $ 109,335
      Net income                             5,392      7,184      8,241       8,872      29,689
      Net income per share - diluted (A)      0.04       0.04       0.05        0.06        0.19
      Common stock price range (B):
        High                                  8.30       9.15       9.25       13.47       13.47
        Low                                   5.21       5.63       6.88        8.04        5.21


(A) Net income per share computations for each quarter are independent and may not add to the net income per share computation for the year.

(B) The Company's common stock is traded on the Nasdaq National Market System under the symbol VTSS. At September 30, 1999, there were approximately 914 shareholders of record. Common stock prices are closing prices as reported on the Nasdaq National Market System. All share and per share data for all periods presented have been adjusted to reflect a 2 for 1 stock split of the common stock that was effected on October 20, 1999, a 2 for 1 stock split of the common stock that was effected on May 26, 1998, and a 3 for 2 stock split of the common stock that was effected on February 28, 1997. The Company has never paid cash dividends and has no present plans to do so. The Company's bank line of credit agreement and lease agreements prohibit the payment of dividends without the banks' consent. See Notes 5 and 11 of Notes to Supplemental Consolidated Financial Statements.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto included elsewhere in this Current Report. As more fully described in Note 2 of the Supplemental Consolidated Financial Statements, the Company's acquisitions of Serano Systems Corporation ("Serano") on January 21, 1999, XaQti Corporation ("XaQti") on July 16, 1999 and SiTera, Incorporated on May 31, 2000 ("Sitera") were accounted for under the pooling-of-interests method, and accordingly, all periods presented have been restated to include the accounts and results of operations of Serano, XaQti and Sitera. These Supplemental Consolidated Financial Statements do not extend through the date of consummation of the SiTera acquisition. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the SiTera acquisition are issued. The information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Exchange Act that involve risks and uncertainties including statements regarding research and development expense, profitability and the ability to use net operating loss carryforwards and tax credits, liquidity and capital resources and Year 2000 readiness. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors Affecting Future Operating Results."

Overview

The Company is a leading supplier of high-performance integrated circuits ("ICs") targeted at systems manufacturers in the communications and automatic test equipment ("ATE") markets. As a result of the deployment of communications standards such as SONET/SDH, IP, ATM, Fibre Channel and Gigabit Ethernet as well as other advances, there has been growing demand for high-performance ICs to meet the increasingly rigorous standards of the communications industries. The requirements for high-performance ICs in the ATE industry have also become more stringent in order to meet testing requirements of increasingly faster and more complex ICs. In fiscal 1999, sales of communications and ATE products represented 81% and 19%, respectively, of the Company's total revenues.

The Company has focused its sales efforts on a relatively small number of systems manufacturers who require high-performance ICs. Sales to the Company's 10 largest customers represented approximately 66%, 69% and 77% of total revenues in fiscal 1999, 1998 and 1997, respectively.

As of September 30, 1999, the Company had $67.7 million and $37.3 million of federal and state net operating loss carryforwards, respectively, which will be recoverable only if future taxable income is sufficient to utilize such tax loss carryforwards. Based on historical results of operations, estimated future taxable income and other factors, management believes that it is more likely than not that the tax benefits associated with such loss carryforwards will be realized, and therefore the Company eliminated the valuation allowance for all deductible differences in fiscal 1998. See Note 8 of Notes to Supplemental Consolidated Financial Statements.

Results of Operations

The following table sets forth statements of operations data of the Company expressed as a percentage of total revenues for the fiscal years indicated:

                                                                 Years Ended September 30,
                                                      1999            1998            1997
------------------------------------------------------------------------------------------
Revenues                                            100.0%          100.0%          100.0%
                                                     -------------------------------------

Costs and expenses:
  Cost of revenues                                    37.2            39.4            44.1
  Engineering, research and development               20.4            20.4            17.5
  Selling, general and administrative                 14.2            14.3            15.2
                                                     -------------------------------------
    Total costs and expenses                          71.8            74.1            76.8
                                                     -------------------------------------
Income from operations                                28.2            25.9            23.2
Other income, net                                      3.9             5.3             7.4
                                                     -------------------------------------
Income before income taxes                            32.1            31.2            30.6
Income taxes                                          10.4             4.4             3.4
                                                     -------------------------------------
Net income                                           21.7%           26.8%           27.2%
                                                     =====================================


Year Ended September 30, 1999, as Compared to Year Ended September 30, 1998
---------------------------------------------------------------------------

Revenues. Revenues in fiscal 1999 were $281.7 million, a 55% increase over the $181.2 million recorded in fiscal 1998. The increase in total revenues was due to a unit growth in shipments of existing products, as well as the introduction of new products to customers in the communications and ATE markets.

Cost of Revenues. Cost of revenues as a percentage of total revenues in fiscal 1999 was 37.2% compared to 39.4% in fiscal 1998. The decrease in cost of revenues as a percentage of total revenues resulted primarily from a reduction in per unit costs associated with increased utilization of the Company's Colorado Springs wafer fabrication facility, as well as improved manufacturing yields at both the Colorado Springs and Camarillo wafer fabrication facilities.

Engineering, Research and Development. Engineering, research and development expenses were $57.3 million in fiscal 1999 compared to $37.0 million in fiscal 1998. The increase was principally due to increased headcount and higher costs to support the Company's continuing efforts to develop new products. The Company's engineering, research and development costs are expensed as incurred. The Company intends to continue to increase the dollar amount of engineering, research and development expenses in the future. As a percentage of total revenues, engineering, research and development expenses were 20.4% in fiscal 1999 and 20.4% in fiscal 1998.

Selling, General and Administrative. Selling, general and administrative expenses were $40.1 million in fiscal 1999 compared to $25.8 million in fiscal 1998. The increase was principally due to increased headcount, higher commissions earned by sales representatives resulting from increased sales, and increased advertising costs. As a percentage of total revenues, selling, general and administrative expenses declined to 14.2% in fiscal 1999 from 14.3% in fiscal 1998.

Other Income, Net. Other income consists of interest income, net of interest and other expenses. Other income increased to $11.0 million in fiscal 1999 from $9.6 million in fiscal 1998 due to a higher average cash, short-term investments and long-term deposit balances in fiscal 1999 as compared to fiscal 1998 resulting primarily from positive cash flow and profitability.

Income Taxes. The Company recorded a provision for income taxes in the amount of $29.3 million in fiscal 1999 and $7.9 million in fiscal 1998, representing effective tax rates of 32% and 14%, respectively. The increase in the effective tax rate is due to the full utilization in prior years of available net operating loss carryforwards.

Net Operating Loss Carryforwards. As of September 30, 1999, the Company had federal net operating loss carryforwards of approximately $67.7 million, state net operating loss carryforwards of approximately $37.3 million and federal and state research and development tax credits of approximately $5.9 million and $2.7 million, respectively. The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).

Year Ended September 30, 1998, as Compared to Year Ended September 30, 1997
---------------------------------------------------------------------------

Revenues. Revenues in fiscal 1998 were $181.2 million, a 66% increase over the $109.3 million recorded in fiscal 1997. The increase in revenues was due to an increase in production revenues as a result of shipments to customers in the communications and ATE markets.

Cost of Revenues. Cost of revenues as a percentage of total revenues in fiscal 1998 was 39.4% compared to 44.1% in fiscal 1997. The decrease in cost of revenues as a percentage of total revenues resulted from a reduction in per unit costs associated with increased production as well as increased manufacturing yields at both the Camarillo and Colorado Springs manufacturing facilities.

Engineering, Research and Development. Engineering, research and development expenses were $37.0 million in fiscal 1998 compared to $19.1 million in fiscal 1997. The increase was principally due to increased headcount and higher costs to support the Company's continuing efforts to develop new products. As a percentage of total revenues, engineering, research and development expenses increased to 20.4% in fiscal 1998 from 17.5% in fiscal 1997 due primarily to the Company's inclusion of the results of XaQti Corporation and Sitera Inc., which did not begin to incur substantial research and development expenses until fiscal 1998.

Selling, General and Administrative. Selling, general and administrative expenses were $25.8 million in fiscal 1998 compared to $16.7 million in fiscal 1997. This increase was principally due to increased headcount, salary increases, higher commissions resulting from increased sales and increased advertising costs. As a percentage of total revenues, selling, general and administrative expenses declined to 14.3% in fiscal 1998 from 15.2% in fiscal 1997.

Other Income, Net. Other income consists of interest income, net of interest and other expenses. Other income increased to $9.6 million in fiscal 1998 from $8.1 million in fiscal 1997 due to higher average cash, investments and long-term deposit balances in fiscal 1998 as compared to fiscal 1997.

Income Taxes. The Company recorded a provision for income taxes in the amount of $7.9 million in fiscal 1998 and $3.8 million in fiscal 1997, representing effective tax rates of 14% and 11%, respectively.

Liquidity and Capital Resources

Operating Activities. The Company generated $79.3 million, $41.5 million and $54.0 million from operating activities in fiscal 1999, 1998 and 1997, respectively. The increase in cash from operations was due to improved net income before depreciation and amortization, and increases in income taxes payable and other liabilities, which were partially offset by increases in assets.

Investing Activities. Capital expenditures, primarily for manufacturing and test equipment, were $44.5 million, $32.0 million and $32.9 million in fiscal 1999, 1998 and 1997, respectively. Additionally, the Company invested $56.7 million, $32.1 million and $59.5 million in held to maturity investments in fiscal 1999, 1998 and 1997, respectively. As discussed in Note 2 of Notes to Supplemental Consolidated Financial Statements, the Company also paid $13.0 million in cash for the acquisition of VTEK during fiscal 1999.

As a result of increased demand for its products, the Company has been increasing capacity at its Colorado Springs manufacturing facility. The majority of the costs associated with increasing capacity were financed through various operating lease transactions. See Note 11 of Notes to Supplemental Consolidated Financial Statements. The Company intends to continue investing in new manufacturing, test and engineering equipment.

Financing Activities. In fiscal 1999, the Company generated $38.3 million of cash from financing activities consisting of $37.5 million of proceeds from the issuance and sale of common stock, and proceeds from the issuance of common stock pursuant to the Company's stock option and stock purchase plans, and $0.8 million from the elimination of duplicate period of pooled companies, partially offset by $1.2 million in repayments of debt obligations. In fiscal 1998, the Company generated $29.4 million of cash from financing activities consisting of $29.1 million of proceeds from the issuance and sale of common stock, and proceeds from the issuance of common stock pursuant to the Company's stock option and stock purchase plans, $0.8 million from proceeds of long-term debt partially offset by $0.4 million in repayments of debt obligations.

The Company has an agreement with a bank for a revolving line of credit which expires on January 15, 2000. The maximum amount available under the revolving line of credit is $12.5 million. The interest rate on borrowings under this revolving line of credit is equal to the bank's prime rate. See Note 5 of Notes to Supplemental Consolidated Financial Statements.

Management believes that the Company's cash and cash equivalents, short-term investments, cash flow from operations and revolving line of credit agreement are adequate to finance its planned growth and operating needs for the next 12 months.

Impact of Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The Company will adopt SFAS No. 133, as amended by SFAS No. 137, in the first quarter of its fiscal year ending September 30, 2001. Management has not completed an evaluation of the effects this standard will have on the Company's consolidated financial statements.

Year 2000 Readiness Disclosure

The "Year 2000 Problem" is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that contain date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This can affect both information technology ("IT") and non-IT systems such as manufacturing equipment, as the latter may contain date-sensitive embedded devices such as microcontrollers.

We formed an internal task force to evaluate Year 2000 issues associated with both our IT and non-IT systems. Many of these systems were already compliant. We replaced or upgraded other systems that were identified as noncompliant. We have completely evaluated all the manufacturing equipment for Year 2000 compliance, and have completed our remediation and testing procedures. None of our products are date-sensitive and will operate according to specifications through the Year 2000 and thereafter.

To date, we have not incurred incremental material costs associated with our efforts to become Year 2000 compliant, as the majority of the costs have occurred as a result of normal upgrade procedures. Furthermore, we believe that future costs associated with these compliance efforts will not be material.

We may also be affected by the Year 2000 compliance of our suppliers and customers. We have contacted critical and significant suppliers to determine whether the products and services they provide are Year 2000 compliant or to monitor their progress toward being fully compliant. Our business and results of operations could experience material adverse effects if our key suppliers were to experience a Year 2000 related problem that caused them to delay shipment of critical components to us.

Based on our efforts to date, we do not believe that the Year 2000 Problem will have a material impact on our business or financial results. The most reasonably likely worst case would be minor delays in production and shipments. We have developed a contingency plan detailing actions that will be taken in the event that our compliance efforts fail to fully remediate any risk to our operations. The information in this risk factor is "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

Factors That May Affect Future Operating Results

We are Dependent on a Small Number of Customers in a Few Industries

We intend to continue focusing our sales effort on a small number of customers in the communications and test equipment markets that require high-performance integrated circuits. Some of these customers are also our competitors. For the nine months ended June 30, 2000, our three largest customers accounted for 13%, 10% and 10% of our total revenues and no other customer accounted for more than 10% of our total revenues. If any of our major customers delays orders of our products or stops buying our products, our business and financial condition would be severely affected.

Our Operating Results May Fluctuate

Our quarterly revenues and expenses may fluctuate in the future. These variations may be due to a number of factors, many of which are outside our control. Factors that could affect our future operating results include the following:

     o    The loss of major customers

     o Variations, delays or cancellations of orders and shipments of our products

     o    Reduction in the selling prices of our products

     o    Significant changes in the type and mix of products being sold

     o    Delays in introducing new products

     o    Design changes made by our customers

     o    Our failure to manufacture and ship products on time

     o Changes in manufacturing capacity, the utilization of this capacity and manufacturing yields

     o    Variations in product and process development costs

     o    Changes in inventory levels; and

     o    Expenses or operational disruptions resulting from acquisitions

In the past, we have recorded significant new product and process development costs because our policy is to expense these costs at the time that they are incurred. We may incur these types of expenses in the future. In future periods, we expect a substantial increase in amortization of intangible assets resulting from recent acquisitions and interest expense resulting from recent financing activities. These additional expenses will have a material and adverse effect on our earnings in future periods. The occurrence of any of the above mentioned factors could have a material adverse effect on our business and on our financial results.

We Have Limited Manufacturing Capacity and We Depend on a New Production
Facility

During 1998, we started producing high-performance integrated circuits at our new six-inch wafer fabrication factory in Colorado Springs, Colorado. We are faced with several risks in the successful operation of this facility as well as in our overall production operations. We had only produced finished four-inch wafers until 1998 and therefore we have limited experience with the equipment and processes involved in producing finished six-inch wafers. We do not have excess production capacity at our Camarillo plant to offset failure of the new Colorado facility to meet production goals. Further, some of our products have been qualified for manufacture at only one of the two facilities. Consequently, our failure to successfully operate the new facility could severely damage financial results.

We also must now effectively coordinate and manage two facilities. We have limited experience in managing production facilities located at two different sites, and our failure to successfully do so could have a material adverse effect on our business and operating results.

There Are Risks Associated with Recent and Future Acquisitions

In fiscal 1999, we made four strategic acquisitions. In March 2000, we completed the acquisition of Orologic, Inc., in exchange for approximately 4.6 million shares of our common stock. In May 2000, we completed the acquisition of SiTera Incorporated in exchange for approximately 14.7 million shares of our common stock. Also in 2000, we have completed two smaller acquisitions for an aggregate of approximately $45.0 million in cash. These acquisitions may result in the diversion of management's attention from the day-to-day operations of the Company's business. Risks of making these acquisitions include difficulties in the integration of acquired operations, products and personnel. If we fail in our efforts to integrate recent and future acquisitions, our business and operating results could be materially and adversely affected.

In addition, acquisitions could result in dilutive issuances of equity securities, substantial debt, and amortization expenses related to goodwill and other intangible assets. In particular, in connection with our acquisition of Orologic, Inc., we were required to expense in-process research and development of $45.6 million in the three months ended March 31, 2000. Further, we expect to amortize an aggregate of approximately $446 million of goodwill and other identifiable intangible assets over the next 2 to 6 years. We do not currently have any binding obligations with respect to any particular material acquisition; however, our management frequently evaluates strategic opportunities available. In the future we may pursue additional acquisitions of complementary products, technologies or businesses.

Our Industry Is Highly Competitive

The high-performance semiconductor market is extremely competitive and is characterized by rapid technological change, price erosion and increased international competition. The communications and test equipment industries, which are our primary target markets, are also becoming intensely competitive because of deregulation and international competition. We compete directly or indirectly with the following categories of companies:

     o Gallium Arsenide fabrication operations of systems companies such as Conexant and Fujitsu

     o High-performance silicon integrated circuit manufacturers who use Emitter Coupled Logic ("ECL"), Bipolar Complementary
          Metal-Oxide-Semiconductor ("BiCMOS") or Complementary
          Metal-Oxide-Semiconductor ("CMOS") technologies such as Hewlett Packard, Fujitsu, Motorola, Lucent Technologies, Texas Instruments and Applied Micro Circuits Corporation

     o Internal integrated circuit manufacturing units of systems companies such as Lucent Technologies, Siemens and Fujitsu.

Our current and prospective competitors include many large companies that have substantially greater marketing, financial, technical and manufacturing resources than we do.

Competition in the markets that we serve is primarily based on price/performance, product quality and the ability to deliver products in a timely fashion. Product qualification is typically a lengthy process and some prospective customers may be unwilling to invest the time or expense necessary to qualify suppliers such as Vitesse. Prospective customers may also have concerns about the relative advantages of our products compared to more familiar silicon-based semiconductors. Further, customers may also be concerned about relying on a relatively small company for a critical sole-sourced component. To the extent we fail to overcome these challenges, there could be material and adverse effects on our business and financial results.

There is Risk Associated with Doing Business in Foreign Countries

In fiscal 1999, international sales accounted for 33% of our total revenues, and we expect international sales to constitute a substantial portion of our total revenues for the foreseeable future. International sales involve a variety of risks and uncertainties, including risks related to:

          o    Reliance on strategic alliance partners

          o    Compliance with foreign regulatory requirements

          o    Variability of foreign economic conditions

          o    Changing restrictions imposed by U.S. export laws, and

          o Competition from U.S. based companies that have firmly established significant international operations

Failure to successfully address these risks and uncertainties could adversely affect our international sales, which could in turn have a material and adverse effect on our results of operations and financial condition.

We Must Keep Pace with Product and Process Development and Technological Change

The market for our products is characterized by rapid changes in both product and process technologies. We believe that our success to a large extent depends on our ability to continue to improve our product and process technologies and to develop new products and technologies in order to maintain our competitive position. Further, we must adapt our products and processes to technological changes and adopt emerging industry standards. Our failure to accomplish any of the above could have a negative impact on our business and financial results.

We Are Dependent on Key Suppliers

We manufacture our products using a variety of components procured from third-party suppliers. Most of our high-performance integrated circuits are packaged by third parties. Other components and materials used in our manufacturing process are available from only a limited number of sources. Any difficulty in obtaining sole- or limited-sourced parts or services from third parties could affect our ability to meet scheduled product deliveries to customers. This in turn could have a material adverse effect on our customer relationships, business and financial results.

Our Manufacturing Yields Are Subject to Fluctuation

Semiconductor fabrication is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment and equipment failures can cause a large percentage of wafers or die to be rejected. Manufacturing yields vary among products, depending on a particular high-performance integrated circuit's complexity and on our experience in manufacturing it. In the past, we have experienced difficulties in achieving acceptable yields on some high-performance integrated circuits, which has led to shipment delays. Our overall yields are lower than yields obtained in a mature silicon process because we manufacture a large number of different products in limited volume and our process technology is less developed. We anticipate that many of our current and future products may never be produced in volume.

Since a majority of our manufacturing costs are relatively fixed, maintaining a number of shippable die per wafer is critical to our operating results. Yield decreases can result in higher unit costs and may lead to reduced gross profit and net income. We use estimated yields for valuing work-in-process inventory. If actual yields are materially different than these estimates, we may need to revalue work-in-process inventory. Consequently, if any of our current or future products experience yield problems, our financial results may be adversely affected.

Our Business Is Subject to Environmental Regulations

We are subject to various governmental regulations related to toxic, volatile and other hazardous chemicals used in our manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Additionally, we may be restricted in our ability to expand operations at our present locations or we may be required to incur significant expenses to comply with these regulations.

Our Failure to Manage Growth May Adversely Affect Us

The management of our growth requires qualified personnel, systems and other resources. In particular, the continued operation of the new facility in Colorado Springs and its integration with the Camarillo facility will require significant management, technical and administrative resources. Additionally, we have recently established several product design centers worldwide. Finally, we acquired Vermont Scientific Technologies, Inc. in November 1998, Serano Systems Corporation in January 1999, XaQti Corporation in July 1999, Orologic, Inc. in March 2000, SiTera, Incorporated in May 2000, certain assets and liabilities of Kalman Saffran Associates, Inc. in June 2000 and certain assets and liabilities of Philips Semiconductors, Inc. in August 2000, and we have only limited experience in integrating the operations of acquired businesses. Failure to manage our growth or to successfully integrate new and future facilities or newly acquired businesses could have a material adverse effect on our business and financial results.

We Are Dependent on Key Personnel

Due to the specialized nature of our business, our success depends in part upon attracting and retaining the services of qualified managerial and technical personnel. The competition for qualified personnel is intense. The loss of any of our key employees or the failure to hire additional skilled technical personnel could have a material adverse effect on our business and financial results.

Our Ability to Repurchase Our Debentures, if Required, With Cash Upon a Change of Control May Be Limited

In certain circumstances involving a change of control or the termination of public trading of our common stock, holders of the debentures may require us to repurchase some or all of the debentures. We cannot assure you that we will have sufficient financial resources at such time or will be able to arrange financing to pay the repurchase price of the debentures.

Our ability to repurchase the debentures in such event may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior debt in order to make such payments. We may not have the financial ability to repurchase the debentures if payment of our senior debt is accelerated.

                          Independent Auditors' Report

The Board of Directors and Shareholders
Vitesse Semiconductor Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1999 and 1998, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999. We also audited the related supplemental financial statement schedule listed included herein. These supplemental consolidated financial statements and supplemental financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and supplemental financial statement schedule based on our audit.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Vitesse Semiconductor Corporation and SiTera Incorporated on May 31, 2000, which was accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Vitesse Semiconductor Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles generally accepted in the United States of America after financial statements are issued for a period which includes the date of consummation of the business combination. Also in our opinion, the related financial statements schedules, when considered in relation to the supplemental consolidated financial statements taken as a whole, present fairly, in all material respect, the information set forth therein.

KPMG LLP


Los Angeles, California
October 14, 1999, except for Note 2
         which is as of August 25, 2000

                    Supplemental Consolidated Balance Sheets
                           September 30, 1999 and 1998
                        (in thousands, except share data)

                                                                              September 30,
                                                                            1999        1998
-----------------------------------------------------------------------------------------------

Assets
Current assets:
   Cash and cash equivalents                                             $  89,941      $85,163
   Short-term investments                                                  110,245       91,610
   Accounts receivable, net of allowances of $3,500 and $1,088
     in 1999 and 1998, respectively                                         69,080       40,131
   Inventories, net                                                         26,931       17,208
   Prepaid expenses                                                          5,641        3,200
   Deferred tax assets, net                                                 32,677       26,022
                                                                       ------------------------
     Total current assets                                                  334,515      263,334
                                                                       ------------------------

Long-term investments                                                       38,063            -
Property and equipment, net                                                 81,849       59,559
Restricted long-term deposits                                               67,334       68,704
Intangible assets, net                                                      14,609            -
Deferred tax assets, net                                                     6,237            -
Other assets                                                                   462          311
                                                                       ------------------------
                                                                         $ 543,069      391,908
                                                                       ========================
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                                      $  16,387      $14,799
   Accrued expenses and other current liabilities                           13,841       10,046
   Income taxes payable                                                      5,517
4,199
   Current portion of long-term debt                                         3,307          517
                                                                       ------------------------
   Total current liabilities                                                39,052       29,561
                                                                       ------------------------
Long-term debt                                                               1,636          701
Commitments and contingencies Shareholders' equity:
   Preferred stock, $.01 par value. Authorized
        10,000,000 shares; none issued or outstanding                            -            -
   Common stock, $.01 par value. Authorized
        250,000,000 shares; issued and outstanding
        170,937,687 and 160,062,011 shares at
        September 30, 1999 and 1998, respectively                            1,709        1,600
   Treasury Stock, 754,845 and 164,642 shares
        respectively, at cost                                             (100)           (93)
   Additional paid-in capital                                              406,103      327,455
   Retained earnings                                                        94,669       32,684
                                                                       ------------------------
        Total shareholders' equity                                         502,381      361,646
                                                                       ------------------------
                                                                         $ 543,069     $391,908
                                                                       ========================


See accompanying notes to supplemental consolidated financial statements.

                       Supplemental Consolidated Statements of Operations
                          Years ended September 30, 1999, 1998 and 1997
                              (in thousands, except per share data)

                                                                 Years ended September 30,
                                                            1999           1998           1997
-----------------------------------------------------------------------------------------------
Revenues                                                 $  281,669      $ 181,169     $109,335
                                                       ----------------------------------------
Costs and expenses:
  Cost of revenues                                          104,815         71,312       48,217
  Engineering, research and development                      57,323         37,033       19,108
  Selling, general and administrative                        40,077         25,832       16,661
                                                       ----------------------------------------
    Total costs and expenses                                202,215        134,177       83,986
                                                       ----------------------------------------
Income from operations                                       79,454         46,992       25,349
Other income, net                                            10,989          9,568        8,104
                                                       ----------------------------------------
Income before income taxes                                   90,443         56,560       33,453
Income taxes                                                 29,292          7,926        3,764
                                                       ----------------------------------------
Net income                                               $   61,151      $  48,634      $29,689
                                                       ========================================
Net income per share:
  Basic                                                  $     0.37      $    0.32      $  0.21
  Diluted                                                $     0.34      $    0.29      $  0.19
                                                       ========================================
Shares used in per share computations:
  Basic                                                     164,602        153,735      140,568
  Diluted                                                   178,312        166,847      155,203
                                                       ========================================


See accompanying notes to supplemental consolidated financial statements.

                  Supplemental Consolidated Statements of Shareholders' Equity
                          Years ended September 30, 1999, 1998 and 1997
                                (in thousands, except share data)

                                                                                                Retained
                                                                                Additional      Earnings            Net
                                 Common        Stock       Treasury Stock        Paid-in    (Accumulated   Shareholders'
                                 Shares        Amount    Shares    Amount       Capital         Deficit)         Equity
-------------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1996   116,912,312    $ 1,169                          $ 132,523         $(45,639)    $  88,053
Exercise of stock options       7,191,734         72                              5,584                          5,656
Shares issued under Employee
   Stock Purchase Plan            284,832          3                              1,594                          1,597
Issuance of common stock,
   net of expenses             25,313,813        253                            126,096                        126,349
Repurchase of common stock        (40,634)                                           (1)                            (1)
Repurchase of fractional shares
   related to stock split         (10,160)                                           (3)                            (3)
Tax benefit of disqualifying
   dispositions                                                                  18,400                         18,400
Net income                                                                                        29,689        29,689
                              ----------------------------------------------------------------------------------------
Balance, September 30, 1997   149,651,897      1,497                            284,193          (15,950)      269,740
Exercise of stock options       3,934,792                                         6,493                          6,532
Shares issued under Employee
   Stock Purchase Plan            234,726          2                              2,238                          2,240
Issuance of common stock,
   net of expenses              6,240,596         62                             20,244                         20,306
Repurchase of unvested
   Stock options                                        (164,642)  $ (93)            92                             (1)
Tax benefit of disqualifying
   dispositions                                                                  14,195                         14,195
Net income                                                                                        48,634        48,634
                              ----------------------------------------------------------------------------------------
Balance, September 30, 1998   160,062,011      1,600    (164,642)    (93)       327,455           32,684       361,646
Exercise of stock options       5,954,416         60                             19,820                         19,880
Shares issued under Employee
   Stock Purchase Plan            196,740          2                              3,538                          3,540
Issuance of common stock,
   net of expenses              4,724,520         47                             13,998                         14,045
Issuance of warrants in
   connection with debt
   financing                                                                         85                             85
Tax benefit of disqualifying
   dispositions                                                                  40,902                         40,902
Stock options issued in
   purchase transaction                                                             300                            300
Repurchase of unvested
   restricted                                           (590,203)  $  (7)             5                             (2)
   stock
Elimination of duplicate period
   of pooled companies                                                                               834           834
Net income                                                                                        61,151        61,151
                              ----------------------------------------------------------------------------------------
Balance, September 30, 1999   170,937,687    $ 1,709    (754,845)  $(100)      $406,103          $94,669     $ 502,381
                              ========================================================================================


See accompanying notes to supplemental consolidated financial statements.

                       Supplemental Consolidated Statements of Cash Flows Years
                          ended September 30, 1999, 1998 and 1997
                                         (in thousands)

                                                                   Years ended September 30,
                                                               1999           1998        1997
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                               $   61,151     $   48,634    $   29,689
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                        24,564         16,044         7,240
        Deferred tax assets                                       -          3,899         3,712
  Expense recorded upon forgiveness of notes receivable           -            245             -
     Interest expense on warrrants issued as debt issue costs    48             -              -
  Changes in assets and liabilities, net of
        effects of acquisitions:
        Receivables, net                                    (28,611)       (18,482)       (3,275)
        Inventories, net                                     (9,723)        (5,377)       (1,872)
        Prepaid expenses                                     (2,408)        (1,916)         (439)
        Other assets                                           (169)           160           176
        Accounts payable                                        632         (5,722)       13,035
        Accrued expenses and other current liabilities        4,521         (2,613)        2,693
        Income taxes payable                                 29,328          6,615         3,075
                                                         ---------------------------------------
            Net cash provided by operating activities        79,333         41,487        54,034
                                                         ---------------------------------------
Cash flows from investing activities:
  Investments                                               (56,698)       (32,131)      (59,459)
  Long-term deposits                                          1,370        (23,148)      (45,556)
  Capital expenditures                                      (44,518)       (31,990)      (32,908)
  Payment for purchase of company                           (13,016)             -             -
                                                         ---------------------------------------
            Net cash used in investing activities          (112,862)       (87,269)     (137,923)
                                                         ---------------------------------------
Cash flows from financing activities:
  Principal payments under capital lease
        obligations and term loans                           (1,205)          (391)         (934)
  Proceeds from term loans                                    2,893            750         1,061
  Repayments of short-term borrowings                         (1,678)            -
(1,361)
  Elimination of duplicate period of pooled companies           834              -             -
  Net proceeds from issuance of common stock                 37,463         29,077       133,597
                                                         ---------------------------------------
            Net cash provided by financing activities        38,307         29,436       132,363
                                                         ---------------------------------------
  Net increase (decrease) in cash and cash equivalents        4,778        (16,346)       48,474
Cash and cash equivalents at beginning of year               85,163        101,509        53,035
                                                         ---------------------------------------
Cash and cash equivalents at end of year                 $   89,941     $   85,163    $  101,509
                                                         =======================================

Supplemental disclosures of cash flow information Cash paid during the year for:
     Interest                                            $       88     $       85    $      173
                                                         =======================================
     Income taxes                                        $    1,786     $    1,704    $      577
                                                         =======================================

Supplemental disclosures of non-cash transactions:
     Issuance of stock options in purchase transaction   $      300     $        -    $        -
                                                         =======================================
     Issuance of notes payable in purchase transaction   $    2,725     $        -    $        -
                                                         =======================================
     Issuance of warrants in connection
        with debt financing                              $       85     $        -    $        -
     Increase in equity associated with tax benefit
        from exercise of stock options                   $   40,902     $   14,195    $   18,400
                                                         =======================================

See accompanying notes to supplemental consolidated financial statements.

             Notes to Supplemental Consolidated Financial Statements

Note 1 - The Company and Its Significant Accounting Policies

Description of Business. Vitesse Semiconductor Corporation was incorporated under the laws of Delaware on February 3, 1987. Vitesse Semiconductor Corporation is a leader in the design, development, manufacturing and marketing of high-performance integrated circuits.

Principles of Consolidation. The supplemental consolidated financial statements include the accounts of Vitesse Semiconductor Corporation and its wholly-owned subsidiaries (collectively, the "Company"). As more fully described in Note 2, the Company's acquisitions of Serano on January 21, 1999, XaQti on July 16, 1999, and Sitera on May 31, 2000 were accounted for under the pooling-of-interests method, and accordingly, all periods prior to the acquisitions have been restated to include the accounts and results of operations of Serano, XaQti and Sitera for all periods presented. These supplemental consolidated financial statements do not extend through the date of consummation of the SiTera acquisition. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the SiTera acquisition are issued. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition. Production revenue is recognized when products are shipped to customers. Revenue from development contracts is recognized upon attainment of specific milestones established under customer contracts. Revenue from products deliverable under development contracts, including design tools and prototype products, is recognized upon delivery. Costs related to development contracts are expensed as incurred.

Cash Equivalents and Investments. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents and investments are principally composed of money market accounts and obligations of the U.S. government and its agencies. Pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), the Company classifies its securities included under investments as held-to-maturity securities, which are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. As of September 30, 1999 and 1998, carrying value was substantially the same as market value.

Inventories. Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market (net realizable value). Costs associated with the manufacture of a new product are charged to engineering, research and development expense as incurred until the product is proven through testing and acceptance by the customer. Inventories are shown net of a valuation reserve of $6.7 million and $4.2 million at September 30, 1999 and 1998, respectively.

Depreciation and Amortization. Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such lives vary from 3 to 5 years. Goodwill and other intangibles are carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic useful lives of the respective assets, generally 5 to 15 years.

Income Taxes. The Company accounts for income taxes pursuant to the provisions of Financial Accounting Standards Board Statement No. 109. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Research and Development Costs. The Company charges all research and development costs to expense when incurred. Manufacturing costs associated with the development of a new fabrication process or a new product are expensed until such times as these processes or products are proven through final testing and initial acceptance by the customer.

Computation of Net Income per Share The reconciliation of shares used to calculate basic and diluted income per share consists of the following (in thousands):


                                                           1999            1998            1997
-----------------------------------------------------------------------------------------------
Shares used in basic per share computations -
        weighted average shares outstanding             164,602         153,735         140,568
Net effect of dilutive common share equivalents
        based on treasury stock method                   13,710          13,112          14,635
                                                        ---------------------------------------
Shares used in diluted per share computations           178,312         166,847         155,203


Options to purchase 165,364, 53,490 and 123,672 shares that were outstanding at September 30, 1999, 1998 and 1997, respectively, were not included in the computation of diluted net income per share because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

Financial Instruments. The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company's carrying value of cash equivalents, short-term investments, restricted long-term deposits, accounts receivable, long-term investments, accounts payable and term loans approximates fair value because the instrument has a short-term maturity or because the applicable interest rates are comparable to current borrowing rates of those instruments.

Long-Lived Assets. In 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides guidelines for recognition of impairment of losses related to long-term assets. The adoption of this new standard did not have a material effect on the Company's financial statements.

Accounting for Stock Options. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," was issued. This statement encourages, but does not require, a fair value based method of accounting for employee stock options. The Company has elected to continue to measure and to recognize compensation costs under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to adopt the disclosure-only requirements of Statement No. 123.

Comprehensive Income. On October 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has no components of other comprehensive income. Therefore, comprehensive income is the same as the reported net income.

Segment Reporting. On October 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for reporting operating segment information in annual financial statements and interim reports issued to stockholders. The Company operates in only one segment, as defined by SFAS No. 131. Geographic information is included in Note 9.

Use of Estimates. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications and Restatements. Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

On September 15, 1999, the Company's Board of Directors announced a 2 for 1 stock split of common stock effected in the form of a stock dividend to shareholders of record as of September 30, 1999. On April 22, 1998, the Company's Board of Directors announced a 2 for 1 stock split of the common stock effected in the form of a stock dividend to shareholders of record as of May 4, 1998. On January 29, 1997, the Company's Board of Directors announced a 3 for 2 stock split of the common stock effected in the form of a stock dividend to shareholders of record as of February 12, 1997. Accordingly, historical share, per share, stock option amounts and share prices have been restated to reflect retroactively the stock splits.

Note 2 - Pooling-of-Interests Combinations

On January 21, 1999 the Company issued 655,256 shares of its common stock in exchange for all of the outstanding shares of Serano, a provider of enclosure platform management solutions for Fibre Channel and SCSI server and storage subsystems.

On July 16, 1999 the Company issued 1,892,300 shares of its common stock in exchange for all of the outstanding shares of XaQti, a provider of integrated circuits for the data communication industry.

On May 31, 2000, the Company issued 14,698,288 shares of its common stock in exchange for all of the outstanding shares of SiTera Incorporated, a pioneer in Intelligent Network Processing for service provider, carrier edge, and large enterprise markets.

These acquisitions were accounted for as pooling-of-interests in fiscal 1999; therefore, all prior periods presented have been restated.

The results of operations previously reported by the separate enterprises, and combined amounts presented in the accompanying supplemental consolidated financial statements, are summarized below (in thousands):

                               The Company                                      The Company
                       Before Acquisitions      Serano      XaQti      SiTera      Restated
-------------------------------------------------------------------------------------------

Year ended September 30, 1999:
Revenues                         $ 281,534     $     -   $      -         135     $ 281,669
Net income (loss)                   69,880           -          -      (8,729)       61,151
Nine months ended June 30, 1999:
Revenues                         $ 200,086     $   346   $    475     $    75     $ 200,982
Net income (loss)                   52,028        (135)    (3,659)     (6,454)       41,780
Three months ended December 31, 1998:
Revenues                         $  60,179     $   346   $    183           -     $  60,708
Net income (loss)                   15,438        (135)      (699)     (2,522)       12,082
Year ended September 30, 1998:
Revenues                         $ 175,082     $ 1,329   $    474       4,284     $ 181,169
Net income (loss)                   52,873        (273)    (2,100)     (1,866)       48,634
Year ended September 30, 1997:
Revenues                         $ 104,850     $   543   $     20       3,922     $ 109,335
Net income (loss)                   32,888        (160)    (3,211)        172        29,689

Additionally, there were significant other changes to shareholders' equity for the separate entities for the periods before the combinations which include SiTera's issuance of 4,677,683 shares of common stock for $14.0 million in 1999, SiTera's issuance of 5,323,970 shares of common stock for $10.0 million, XaQti's issuance of 801,666 shares of common stock for $9.0 million, Serano's issuance of 117,786 shares of common stock for $1.2 million in 1998, and SiTera's issuance of 380,095 shares of common stock for $1.7 million, XaQti's issuance of 610,332 shares of common stock for $6.1 million and Serano's issuance of 498,160 shares of common stock for $0.3 million in 1997.

Certain reclassifications have been made to the financial statements of SiTera, Serano and XaQti to conform to the Company's financial presentation.

Prior to the combination, both Serano's and XaQti's fiscal years ended on December 31 and SiTera's fiscal year ended October 31. In recording the pooling-of-interests combination, Serano's financial statements for the years ended December 31, 1998 and 1997 were combined with the Company's financial statements for the years ended September 30, 1998 and 1997. SiTera's financial statements for the years ended Ocotber 31, 1999 and 1998 and the period from November 6, 1996 (inception) through October 31, 1997, were combined with the Company's financial statements for the years ended September 30, 1998, 1997 and 1996. Additionally, XaQti's financial statements for the years ended December 31, 1998 and 1997 and the period from March 7, 1996 (inception) through December 31, 1996, were combined with the Company's financial statements for the years ended September 30, 1998, 1997 and 1996. For the year ended September 30, 1999 the results of XaQti and Serano have been included herein, resulting in a duplication of operations for the period from October 1, 1998 to December 31, 1998. As a result, the Company has eliminated the related loss of $834,000 from retained earnings for fiscal 1999.

Purchase Accounting Business Combination.

On November 25, 1998, the Company acquired all of the equity interests of Vermont Scientific Technologies, Inc. ("VTEK") for $13.0 million cash and approximately $2.7 million in notes payable. VTEK provides integrated circuit design services primarily in the telecommunications industry. In conjunction with the transaction, the Company recorded goodwill and other identifiable intangibles amounting to $9.9 million and $5.9 million, respectively, with useful lives ranging from 5 to 15 years. As of September 30, 1999, accumulated amortization related to these intangibles was $1.2 million. The $2.7 million note is payable in installments of $2.0 million in November 1999, and the remaining balance in November 2000. The transaction is being accounted for as a purchase. Accordingly, the operations of VTEK are included from the date of acquisition. VTEK is not a significant subsidiary, and therefore pro forma data is not presented herein.

Note 3 - Inventories

Inventories consist of the following:
                                                                September 30,
                                                              1999        1998
-------------------------------------------------------------------------------
                                                               (in thousands)
Raw materials                                               $ 5,168     $ 2,961
Work in process                                              17,372      10,561
Finished goods                                                4,391       3,686
                                                           --------------------
                                                           $ 26,931    $ 17,208
                                                           --------------------

Note 4 - Property and Equipment

Property and equipment, stated at cost, are summarized as follows:

                                                                September 30,
                                                              1999        1998
-------------------------------------------------------------------------------
                                                               (in thousands)
Machinery and equipment                                     $98,913     $71,639
Furniture and fixtures                                        2,192       1,557
Computer equipment                                           25,125      18,412
Leasehold improvements                                        7,196       6,918
Land                                                          1,039       1,039
                                                           --------------------
                                                            134,465      99,565
Less accumulated depreciation and amortization               52,616      40,006
                                                           --------------------
                                                            $81,849     $59,559
                                                           --------------------

Included in property and equipment are items not yet placed in service of $5.1 million as of September 30, 1999 and 1998.

Note 5 - Debt

On December 23, 1998, the Company obtained a $1,500,000 line of credit and a $1,750,000 equipment financing facility. The line of credit became due and was paid in full in July 1999. The interest rate on the equipment financing facility, which is secured by equipment purchased by the Company under this facility, is based on a variable interest rate that will have a lower and upper cap ranging from 7.25% to 10.5% per annum. Principal and interest is payable monthly on amounts borrowed by the Company under the equipment financing facility. In connection with these agreements, warrants to purchase a total of 63,349 shares of common stock were issued to the lenders at an initial exercise price of $1.89 per share. The warrants were valued using the Black-Scholes option pricing model. As a result, the Company recorded approximately $85,000 of debt issuance costs, which are being amortized to interest expense over the corresponding term of the related line of credit and equipment financing facility. For the year ended September 30, 1999, amortization to interest expense was approximately $48,000.

The Company has a $12.5 million revolving line of credit agreement with a bank, which expires in January 2000. The agreement provides for interest to be paid monthly at the bank's prime rate (8.25% on September 30, 1999). The Company must adhere to certain requirements and provisions to be in compliance with the terms of the agreement and is prohibited from paying dividends without the consent of the bank. As of September 30, 1999 and 1998, no amounts were outstanding under the line of credit.

Note 6 - Accrued Expenses

Accrued expenses consist of the following:
                                                                September 30,
                                                               1999       1998
-------------------------------------------------------------------------------
                                                               (in thousands)
Accrued vacation                                             $ 1,811    $ 1,231
Accrued salaries, wages and bonuses                            8,329      3,868
Other                                                          3,701      4,947
                                                            -------------------
                                                             $13,841    $10,046
                                                            -------------------


Note 7 - Shareholders' Equity

Preferred Stock. In fiscal 1991, the Board of Directors authorized 10,000,000 shares of undesignated preferred stock. The Company has no present plans to issue any of this preferred stock.

Common Stock. In 1999, the Company's shareholders approved an increase in the number of authorized shares of common stock from 100,000,000 to 250,000,000. All of the following data has been restated for the effects of all stock splits.

Employee Stock Purchase Plan. The Company has an employee stock purchase plan for all eligible employees. Under the plan, employees may purchase shares of the Company's common stock at six-month intervals at 85% of the lower of the fair market value at the beginning and end of each interval. Employees purchase such stock using payroll deductions and annual contributions which may not exceed 20% of their compensation, including commissions and overtime, but excluding bonuses. In fiscal 1999, 1998 and 1997, 196,740, 234,726 and 284,832 shares, respectively, were issued under the plan at average prices of $17.99, $9.55 and $5.61. At September 30, 1999, 1,345,414 shares were reserved for future issuance.

Stock Option Plans. The Company has in effect several stock-based plans under which non-qualified and incentive stock options have been granted to employees. Options generally vest and become exercisable at the rate of 25% per year. The exercise price of all stock options must be at least equal to the fair market values of the shares of common stock on the date of grant. The term of options is generally 10 years.

In August 1991, following shareholder approval, the Company adopted a stock option plan for non-employee directors (the "Director's Plan"). Under the plan, annually on January 1 each non-employee director will be granted a non-statutory option to purchase 60,000 shares of common stock (except in the case of the Chairman of the Board who shall receive an option to purchase 90,000 shares). The options have a 10-year term and vest at the rate of 2% per month.

Pursuant to the Company's 1991 Stock Options Plan, the number of shares reserved under the Plan automatically increases by a number of shares equal to 3.5% of the Company's common stock outstanding at the end of each fiscal year. Under all stock option plans, a total of 21,830,174 shares of common stock have been reserved for issuance as of September 30, 1999 (which increased to 27,296,356 effective October 1, 1999 pursuant to the terms of the 1991 Plan) and 930,516 (which increased to 6,396,698 effective October 1, 1999 pursuant to the terms of the 1991 Plan) remained available for future grant.

Activity under the employee stock option plans and Director's Plan for fiscal 1999, 1998 and 1997 is as follows:

                                                            Number of         Option Price
                                                         Shares   Per Share      Aggregate
------------------------------------------------------------------------------------------
                                                                    (in thousands)

Options outstanding at September 30, 1996           19,581,014  $  .01 - 5.96     $ 24,537

Options:
Granted                                              7,459,873     .01 - 12.63      39,635
  Exercised                                         (7,191,734)    .01 - 7.04       (5,654)
  Canceled or expired                                 (377,011)    .01 - 7.23       (1,036)
                                                   ----------------------------------------
Options outstanding at September 30, 1997           19,472,142     .01 - 12.63      57,482

Options:
  Granted                                            7,012,344    .24 - 15.63       62,277
  Exercised                                         (3,934,792)   .01 - 9.44        (6,412)
  Canceled or expired                                 (668,797)   .01 - 14.10       (3,890)
                                                   ----------------------------------------
Options outstanding at September 30, 1998           21,880,897    .01 - 15.63      109,457


Options:
  Granted                                            7,115,809    .24 - 48.38       86,223
  Exercised                                         (6,139,490)   .03 - 15.63      (20,088)
  Canceled or expired                               (1,094,488)   .24 - 26.33       (9,266)
                                                  ----------------------------------------
Options outstanding at September 30, 1999           21,762,728  $ .01 - 48.38     $166,326
                                                  ----------------------------------------


The Company has, in connection with the various acquisitions, assumed the stock option plans of each acquired company. A total of approximately 2,907,220 shares of common stock have been reserved for issuance under the assumed plans, and related options are included in the preceding table. This includes approximately 60,000 stock options for VTEK which were estimated to have a fair value of $300,000 and have been included in shareholders' equity.

The following table summarizes information regarding options outstanding and options exercisable at

September 30, 1999:

                            Options Outstanding                           Options Exercisable
---------------------------------------------------------------------------------------------
                                    Weighted
                   Number            Average         Weighted          Number        Weighted
Range of          Outstanding      Remaining          Average     Exercisable         Average
Exercise Prices  As of 9/30/99 Contractual Life  Exercise Price As of 9/30/99  Exercise Price
---------------------------------------------------------------------------------------------

$ 0.01 - $ 1.88    6,135,676           5.65           $ 1.40       2,884,674           $ 1.12
$ 1.96 - $ 9.03    8,362,688           8.18           $ 7.36       1,113,846           $ 5.58
$ 9.08 - $13.38    5,441,164           8.23           $ 9.70         883,199           $ 9.80
$13.47 - $48.38    1,823,200           9.43           $24.69          66,300           $20.48
---------------------------------------------------------------------------------------------
$ 0.01 - $48.38   21,762,728           7.66           $ 8.00       4,948,019           $ 3.94

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." The Company used the Black-Scholes option pricing model to value stock options for pro forma presentation. The assumptions used to estimate the value of options granted under the various stock option plans and the shares under the Employee Stock Purchase Plan are as follows:

                                                                                  Employee
                                   Stock Option                             Stock Purchase
                                      Plan Shares                              Plan Shares
                              1999        1998         1997      1999      1998       1997
------------------------------------------------------------------------------------------
Average expected life (years)  5.40        5.39         5.45      0.50      0.50      0.50
Expected volatility            0.57        0.51         0.55      0.57      0.51      0.55
Risk-free interest rate        6.24%       4.40%        5.81%     5.26%     4.22%     5.50%
Dividends                       -           -            -         -         -          -
Weighted average fair values $ 7.93      $ 5.08       $ 3.54    $ 7.54    $ 4.03     $ 2.57


SFAS No. 123 pro forma numbers are as follows (in thousands, except per-share amounts):

                                                           1999         1998       1997
---------------------------------------------------------------------------------------

Pro forma net income                                   $ 55,075    $ 40,500    $ 24,200
Pro forma net income per share:
    Basic                                              $   0.33    $   0.26    $   0.17
    Diluted                                            $   0.31    $   0.24    $   0.16

The pro forma amounts reflect compensation expense related to 1999, 1998 and 1997 stock option grants and shares issued under the employees stock purchase plan. Because the pro forma compensation cost for the stock option program is recognized over the four-year vesting period, the foregoing pro forma reductions in the Company's net income are not representative of the anticipated amounts in future years.

Note 8 - Income Taxes

Income tax expense consists of the following:

                                                                      September 30,
                                                             1999         1998        1997
--------------------------------------------------------------------------------------------
                                                                     (in thousands)
Current:
   Federal                                                  $ 33,954    $  9,775    $      -
   State                                                       5,935       6,563         101
   Foreign                                                     2,295           -           -
                                                            --------------------------------
                                                            $ 42,184    $ 16,338    $    101
                                                            ================================
Deferred:
   Federal                                                  $ (8,734)   $ (5,417)   $  3,112
   State                                                      (4,158)     (2,995)        551
                                                            --------------------------------
                                                            $(12,892)   $ (8,412)   $  3,663
                                                            ================================
Total:
   Federal                                                  $ 25,220    $  4,358    $  3,112
   State                                                       1,777       3,568         652
   Foreign                                                     2,295           -           -
                                                            --------------------------------
                                                            $ 29,292    $  7,926    $  3,764
                                                            ================================


The actual income tax expense differs from the expected tax expense computed by applying the federal corporate tax rate of 35% for the years ended September 30, 1999, 1998 and 1997, to income before income taxes as follows:

                                                                      September 30,
                                                             1999         1998        1997
--------------------------------------------------------------------------------------------
                                                                     (in thousands)
Federal income taxes at statutory rate                      $ 31,655    $ 19,795    $ 11,709
State income taxes, net of federal benefit                     1,107       3,651       2,064
Rate differential on foreign income taxes                     (1,977)          -           -
Research & development credits                                (1,833)       (595)       (700)
Adjustment for deferred tax assets for
     enacted changes in tax laws and rates                         -           -        (479)
Reduction in valuation allowance (net of valuation
     allowance of $2,923 in 1998 credited to shareholders'
     equity)                                                       -     (15,524)     (8,826)
Other                                                            340         599          (4)
                                                            --------------------------------
                                                            $ 29,292    $  7,926    $  3,764
                                                            ================================

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets are summarized as follows (in thousands):

                                                         September 30,
                                                       1999        1998
-------------------------------------------------------------------------

Deferred tax assets:
  Net operating loss carryforwards                   $ 25,235    $ 13,339
  Research & development tax credits                    7,471       4,582
  Allowances and reserves                               7,264       4,305
  Accumulated depreciation & amortization                   -         482
  Federal AMT and foreign tax credits                     780         851
  Colorado enterprise zone incentive credits            1,734           -
  California manufacturers' investment credit           1,151       1,144
  State taxes                                              22         812
  Other                                                   214         507
                                                     --------------------
     Total gross deferred tax assets                   43,871      26,022
  Less valuation allowance                                  -           -
                                                     --------------------
  Deferred tax assets                                  43,871      26,022
                                                     --------------------
  Deferred tax liabilities:
     Depreciation and amortization                      4,957           -
                                                     --------------------
  Net deferred tax asset                             $ 38,914    $ 26,022
                                                     ====================

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portions or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax-planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company has eliminated the valuation allowance for all deductible differences. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

During fiscal 1999, the Company recognized tax benefits associated with employee stock options aggregating $40.9 million. Such benefits have been recorded directly to shareholders' equity.

The change in the valuation allowance for the year ended September 30, 1998 was $18.4 million, of which $15.5 million reduced income tax expense for the year. The remaining $2.9 million was credited to additional paid-in capital which was the amount attributable to net operating losses created by the exercise of stock options previously unrecognized.

As of September 30, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of $67.7 million and $37.3 million, respectively, which are available to offset future taxable income through 2019 and 2004, respectively. Additionally, the Company had research and development tax credit carryforwards for federal and state income tax purposes of $5.9 million and $2.7 million, respectively, which are available to offset future income taxes, if any, through 2019.

Note 9 -Significant Customers, Concentration of Credit Risk and Segment Information

In fiscal 1999, two customers accounted for 18% and 14% of total revenues. In fiscal 1998, two customers accounted for 23% and 15% of total revenues. In fiscal 1997, three customers accounted for 22%, 20% and 12% of total revenues.

The Company generally sells its products to customers engaged in the design and/or manufacture of high technology products either recently introduced or not yet introduced to the marketplace. Substantially all the Company's trade accounts receivable are due from such sources. The Company's major customers who account for more than 10% of total revenues aggregated 16% and 41% of total trade receivables at September 30, 1999 and 1998, respectively.

The Company has one reportable operating segment as defined by FAS No. 131. Substantially all long-lived assets are located in the United States.

Revenues are summarized by geographic area as follows (in thousands):

                                    1999       1998          1997
------------------------------------------------------------------
United States                    $ 189,064  $ 137,317    $  73,932
Japan                               46,292     13,603       24,102
France                              12,637      6,146        1,009
Other                               33,676     24,103       10,292
                                 ---------------------------------
                                 $ 281,669  $ 181,169    $ 109,335
                                 =================================


In fiscal 1999, 1998 and 1997 revenues for products in the communication and ATE markets were $227.6 million and $54.0 million, $135.2 million and $46.0 million, and $86.1 million and $23.2 million, respectively.

Note 10 - Retirement Savings Plan

The Company has a qualified retirement plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in this plan may defer up to the maximum annual amount allowable under IRS regulations. The contributions are fully vested and nonforfeitable at all times. The Company does not make matching contributions under the plan.

Note 11 - Commitments and Contingencies

The Company has entered into several agreements to lease land, a building and equipment (collectively, the "property"). All of these leases have initial terms of three to five years and options to renew for an additional one to three years. The Company has the option to purchase the property at the end of each initial lease term, and at the end of each renewal period for the lessor's original cost, which is not less than the fair market value at each option date. If the Company elects not to purchase the property at the end of each of the leases, the Company would guarantee a residual value to the lessors equal to 84% to 86% of the lessors' cost of the property equal to $70.4 million. As of September 30, 1999, the lessors had advanced a total of $82.0 million under these leases, and held $66.7 million as cash collateral, which amount is included in restricted long-term deposits. Certain of these leases require the Company to meet specific financial and other covenants, including restrictions on the payment of cash dividends to its shareholders. As of September 30, 1999 the Company was in compliance with all covenants.

The Company also leases facilities and certain machinery and equipment under noncancelable operating leases that expire through 2005.

Approximate minimum rental commitments under all noncancelable operating leases as of September 30, 1999, are as follows (in thousands):

Year ending September 30:
------------------------------------------------------------------------------
2000                                                                  $  4,896
2001                                                                     4,343
2002                                                                     3,402
2003                                                                     1,449
2004                                                                     1,273
Thereafter                                                               1,328
                                                                      --------
Total minimum lease payments                                          $ 16,691
                                                                      ========


Rent expense totaled $4.9 million, $4.1 million and $2.5 million, for the years ended September 30, 1999, 1998 and 1997, respectively.

The Company is a party to various investigations, lawsuits and claims arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

Note 12 - Subsequent Event (unaudited)

In October 1999, the Company entered into an agreement to lease equipment. The lease has an initial term of four years and an option to renew for an additional year. The Company has the option to purchase the equipment at the end of the initial lease term, and at the end of the renewal period for the lessor's original cost, which is not less than the fair market value at each option date. If the Company elects not to purchase the equipment at the end of the lease, the Company would guarantee a residual value to the lessor equal to 85% of the lessor's cost of the equipment, equal to $9.4 million.

In December 1999, the Company entered into a $5,000,000 loan agreement with two lenders. The loan will be available for drawdown in increments of $1,000,000 through March 31, 2000, will be secured by the existing assets and future asset purchases of the Company. Interest is based on the three year U.S. Treasury Note rate plus a spread of 7.49%, with a maximum rate of 15% per annum, payable monthly. Principal payments are not due for the first six months, and thereafter are due monthly in payments equal to 3.33% of the loan plus interest over a period of 30 months. In connection with these agreements, warrants to purchase 196,941 shares of common stock were issued to the lenders at initial exercise prices of $3.00 per share for 50% of the shares and approximately $3.55 per share for the other 50% of the shares.

           VITESSE SEMICONDUCTOR CORPORATION SCHEDULE II -- Valuation
                and Qualifying Accounts Years ended September 30,
                               1999, 1998 and 1997
                                 (in thousands)



                                         Balance at     Charged to                  Balance
                                         Beginning of   Costs and    Deductions/    at end
                                         Period         Expenses     Write-offs    of Period
                                         ------         --------     ----------    ---------

Year ended September 30, 1999
   Deducted from Inventories:
      Reserve for obsolescence           $4,155           $3,774        $1,266       $6,663

   Deducted from Accounts Receivable:
      Allowance for doubtful accounts
       and sales returns                  1,088             4,945         2,533        3,500

Year ended September 30, 1998
   Deducted from Inventories:
      Reserve for obsolescence            3,121             1,034           ---        4,155

   Deducted from Accounts Receivable:
      Allowance for doubtful accounts
       and sales returns                  1,000               878           790        1,088

Year ended September 30, 1997
   Deducted from Inventories:
      Reserve for obsolescence            2,797             1,988         1,664        3,121

   Deducted from Accounts Receivable:
      Allowance for doubtful accounts
       and sales returns                    900               500           400        1,000

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 31, 2000


                                           /s/ Eugene Hovanec
                                           ------------------
                                           Name:  Eugene Hovanec
                                           Title: Chief Financial Officer